Exhibit 99.3

Letter to Brokers
HALLIBURTON COMPANY
Offer to Exchange Up to
135,627,000 Shares of Common Stock of
KBR, INC.

Which are Owned by Halliburton Company for
Outstanding Shares of Common Stock of
HALLIBURTON COMPANY

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 29, 2007 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

March 2, 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Halliburton Company, a Delaware corporation (“Halliburton”), is offering, on the terms and subject to the conditions set forth in the enclosed Prospectus — Offer to Exchange, dated March 2, 2007, as may be amended from time to time (the “Prospectus — Offer to Exchange”), and the related letter of transmittal, as amended (the “Letter of Transmittal”), to exchange up to 135,627,000 shares of common stock, par value $0.001 per share (“KBR common stock”), of KBR, Inc., a Delaware corporation (“KBR”), in the aggregate for outstanding shares of Halliburton common stock, par value $2.50 per share (“Halliburton common stock”), that are validly tendered and not properly withdrawn in the exchange offer.

We ask you to furnish copies of the enclosed materials to those of your clients on behalf of whom you hold shares of Halliburton common stock, whether those shares are registered in your name or in the name of your nominee. No stock transfer taxes will generally be payable as a result of the transaction.

As described in the Prospectus — Offer to Exchange, Halliburton is not conducting the exchange offer in any jurisdiction which the offer, sale or exchange is not permitted.

Other than fees paid to the dealer managers, the information agent and the exchange agent, Halliburton will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of shares of Halliburton common stock under the exchange offer. Halliburton will, upon request, reimburse brokers, dealers, commercial banks, trust companies, custodians and other similar institutions for reasonable and customary costs and expenses they incurred in forwarding materials to their customers.

No broker, dealer, commercial bank, trust company, custodian or other similar institution shall be deemed to be the agent of Halliburton, KBR, the dealer managers, the information agent or the exchange agent for purposes of the exchange offer.

HALLIBURTON’S OBLIGATION TO ACCEPT SHARES OF HALLIBURTON COMMON STOCK TENDERED IN THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS SPECIFIED IN THE PROSPECTUS — OFFER TO EXCHANGE, WHICH YOU AND YOUR CLIENTS SHOULD REVIEW IN DETAIL.

We enclose the following documents for your information and for forwarding to those of your clients on behalf of whom you hold shares of Halliburton common stock registered in your name or in the name of your nominee:

1. The Prospectus — Offer to Exchange;

2. The form of Letter of Transmittal and Instructions therefor for your use in accepting the exchange offer and tendering shares of Halliburton common stock;

3. The form of Notice of Guaranteed Delivery to be used to accept the exchange offer if (i) certificates representing shares of Halliburton common stock are not immediately available; (ii) shares of Halliburton common stock or other required documents cannot be delivered to the exchange agent, Mellon Investor Services LLC, on or before the expiration date of the exchange offer; or (iii) the procedures for book-entry transfer cannot be completed on a timely basis;

4. A form of letter that you can send to those of your clients on behalf of whom you hold shares of Halliburton common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer;

5. A form of Notice of Withdrawal for use in withdrawing shares of Halliburton common stock previously tendered in the exchange offer; and

6. A return envelope addressed to the exchange agent, for your use only.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 29, 2007 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

To participate in the exchange offer, holders of Halliburton common stock must comply with the procedures described in the Prospectus — Offer to Exchange in the section entitled “The Exchange Offer — Procedures for Tendering” depending on how such shares of Halliburton common stock are held. If holders of shares of Halliburton common stock wish to tender their shares, but it is impracticable for them to do so prior to the expiration of the exchange offer, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus — Offer to Exchange in the section entitled “The Exchange Offer — Procedures for Tendering — Guaranteed Delivery Procedures.”

Shares of Halliburton common stock tendered pursuant to the exchange offer may be withdrawn, subject to the procedures described in the Prospectus — Offer to Exchange, at any time prior to the expiration of the exchange offer and, if not previously accepted by Halliburton pursuant to the exchange offer, after the expiration of 40 business days from the commencement of the exchange offer. In order to withdraw shares, the registered holder of such shares must provide a written notice of withdrawal or facsimile transmission notice of withdrawal, a form of which is enclosed, to the exchange agent at its address set forth on the back cover of the Prospectus — Offer to Exchange.

Additional copies of the enclosed material may be obtained by contacting the information agent, Georgeson Inc., located at 17 State Street, New York, New York 10004 at 1-866-313-3046 (toll-free in the United States) or at 1-212-440-9800 (banks and brokers). You may also contact the information agent for assistance with any questions you may have about the exchange offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HALLIBURTON, KBR, THE DEALER MANAGERS, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS — OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL.

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